Exhibit 10.4

SUBCONTRACT AND ASSIGNMENT AGREEMENT

This subcontract and assignment agreement (this “Agreement”) is made as of January 3, 2003 by and between Apple Hospitality Five Advisors, Inc., a Virginia corporation (“Apple Five Advisors”) and Apple Suites Advisors, Inc., a Virginia corporation (“Apple Suites Advisors”).

RECITALS

Apple Five Advisors and Apple Hospitality Five, Inc., a Virginia corporation, have entered into an Advisory Agreement dated January 2, 2003 attached as Exhibit A (the “Advisory Agreement”) whereby Apple Five Advisors has certain rights, duties and obligations with regard to services relating to the management and activities of Apple Hospitality Five, Inc.

Apple Five Advisors has agreed to assign and Apple Suites Advisors has agreed to perform all of Apple Five Advisors’ rights, duties and obligations under the Advisory Agreement on the terms and conditions set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.    Subcontract and Assignment.

(a)    Apple Five Advisors hereby completely assigns and transfers all of its duties and obligations as set forth in the Advisory Agreement (the “Advisor Obligations”) to Apple Suites Advisors (the “Assignment”), in consideration of Apple Five Advisors’ assignment to Apple Suites Advisors of all of Apple Five Advisors’ rights, except for the right to terminate under Section 22 of the Advisory Agreement (the “Advisor Rights”), including its right to compensation, under the Advisory Agreement (the “Advisor Compensation”).

(b)    Notwithstanding Section 1(a), nothing in this Agreement shall relieve Apple Five Advisors of its duties and obligations under this Agreement or the Advisory Agreement in the event Apple Suites Advisors in unable, unwilling or otherwise fails to perform according to the terms of the Advisory Agreement and Apple Five Advisors shall be entitled to terminate this Agreement and reassume the rights, duties and obligations under the Advisory Agreement upon giving 30 days termination notice to Apple Suites Advisors.

(c)    The Advisor Compensation shall be paid by Apple Hospitality Five, Inc. directly to Apple Suites Advisors on the same terms and conditions as set forth in the Advisory Agreement until and unless this Agreement is terminated.

2.    Acknowledgment, Acceptance and Consent.  Apple Five Advisors hereby acknowledges and agrees that, upon completion of the Assignment, Apple Five Advisors shall have no further right or interest with respect to the Advisor Obligations or Advisor Rights, except upon termination of this Agreement. Apple Suites Advisors hereby accepts the Advisor Obligations, and Apple Hospitality Five, Inc. hereby consents to the Assignment.

3.    Representations and Warranties of Apple Five Advisors.  Apple Five Advisors hereby makes the following representations and warranties to Apple Suites Advisors:

(a)    The Advisor Obligations and the Advisor Rights of Apple Five Advisors are valid and, except as contemplated by this Agreement, Apple Five Advisors has not made any assignment or transfer, with respect to all or any part of the Advisor Obligations or Advisor Rights, including the right to the Advisor Compensation.

(b)    Apple Five Advisors is a corporation that is duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Virginia. Apple Five Advisors has full power and authority to enter into this Agreement and to assign the Advisor Obligations and Advisor Rights as provided herein.

(c)    This Agreement, and the actions contemplated by this Agreement, will not violate (1) any statute, regulation, rule or other law that applies to Apple Five Advisors; (2) any court order or decree to which Apple Five Advisors is subject; or (3) any agreement, contract, license or other instrument by which Apple Five Advisors is bound or to which Apple Five Advisors is a party.

(d)    As of the date hereof, Apple Five Advisors does not have actual knowledge of any suit, arbitration, investigation, action or proceeding (whether legal, administrative or otherwise) that reasonably could be expected to prohibit, delay, or have a material adverse affect upon, the Assignment, this Agreement or the actions contemplated by this Agreement.

4.    Representations and Warranties of Apple Suites Advisors.  Apple Suites Advisors hereby makes the following representations and warranties to Apple Five Advisors:

(a)    Apple Suites Advisors is a corporation that is duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Virginia. Apple Suites Advisors has full power and authority to enter into this Agreement and to accept the Advisor Obligations and Advisor Rights.

(b)    This Agreement, and the actions contemplated by this Agreement, will not violate (1) any statute, regulation, rule or other law that applies to Apple Suites Advisors; (2) any court order or decree to which Apple Suites Advisors is subject; or (3) any agreement, contract, license or other instrument by which Apple Suites Advisors is bound or to which Apple Suites Advisors is a party.

(c)    As of the date hereof, Apple Suites Advisors does not have actual knowledge of any suit, arbitration, investigation, action or proceeding (whether legal, administrative or otherwise) that reasonably could be expected to prohibit, delay, or have a material adverse affect upon, the Assignment, this Agreement or the actions contemplated by this Agreement.

5.    General Provisions.

(a)    This Agreement may be terminated by either party at any time for any reason or for no reason. In the event a party determines to terminate the Agreement, all of the rights, duties and obligations of the Advisory Agreement shall be reassumed by Apple Five Advisors. The terminating party shall give the non-terminating party 30 days termination notice.

(b)    The laws of the Commonwealth of Virginia shall govern this Agreement and all matters that relate to its interpretation or enforcement without regard to those laws involving choice of law.

(c)    Any prior agreements with respect to the subject matter of this Agreement, whether oral or written, have been merged and integrated into this Agreement and are superseded by this Agreement.

(d)    Modifications of this Agreement shall not be binding, valid or enforceable unless they are approved in writing by each of the parties. Any modification or waiver of a provision in this Agreement shall be limited to that provision and the occasion on which it occurred, and shall not be construed as a modification or waiver with respect to any other provision or occasion.

(e)    This Agreement shall be binding upon, and enforceable against, the parties and all of their permitted assignees and successors in interest. This Agreement is not intended for the benefit of any person or entity who is not a party to this Agreement except Apple Hospitality Five, Inc., (such as, without limitation, a creditor of the parties hereto), and no such person or entity shall have any rights in connection with this Agreement, whether for enforcement or otherwise.

(f)    This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which shall constitute, when taken together, a single document.

WITNESS the following signatures.

APPLE HOSPITALITY FIVE ADVISORS, INC.

By:	/s/ Glade M. Knight

Name:	Glade M. Knight

Title:	President

APPLE HOSPITALITY TWO ADVISORS, INC.

By:	/s/ Glade M. Knight

Name:	Glade M. Knight

Title:	President

Apple Hospitality Five, Inc. hereby consents to the assignment of the entire interest of Apple Hospitality Five Advisors, Inc. in the Advisory Agreement to Apple Suites Advisors, Inc.

APPLE HOSPITALITY FIVE, INC.

By:	/s/ Glade M. Knight

Name:	Glade M. Knight

Title:	President

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